Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We hereby consent to the incorporation by reference in this Registration Statement on Form F-1 of NetClass Technology Inc of our report dated January 30, 2026, with respect to our audit of the consolidated financial statements of NetClass Technology Inc and Subsidiaries as of and for each of the years in the two-year period ended September 30, 2025 appearing in the Annual Report on Form 20-F of NetClass Technology Inc for the year ended September 30, 2025.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Wei, Wei & Co., LLP

Flushing, New York

April 20, 2026